Exhibit 99.c1(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 25 to Registration Statement No. 2-80513 on Form S-6 of Pruco Life Variable Insurance Account of Pruco Life Insurance Company (1) of our report dated February 15, 1996, relating to the financial statement of Pruco Life Variable Insurance Account, and (2) of our report dated December 19, 1996, relating to the consolidated financial statement of Pruco Life Insurance Company and subsidiaries appearing in the Prospectus, which is part of such Registration Statement, and (3) to the reference to us under the heading "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE, LLP
    ---------------------------
    Deloitte & Touche, LLP


Parsippany, New Jersey
April 24, 1998


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